Exhibit 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES NET SALES AND
NET INCOME FOR SECOND QUARTER FISCAL YEAR 2008
AND RECORD QUARTERLY CASH DIVIDEND

•	Net sales of $258.6 million, down 2.1% sequentially and down 3.5% over the year ago quarter

•	On a GAAP basis:

•
Gross margin of 59.8%; operating margin of 21.5%; net income of $60.7 million and 23.4%; EPS of 27 cents per diluted share, including a loss associated with the sale of Fab 3, net of tax, of 7.4 cents per diluted share

•	On a non-GAAP basis:

•	Gross margin of 60.4%; operating margin of 34.9%; net income of $83.3 million and 32.2%; EPS of 38 cents per diluted share

•	Net cash generated of $119.6 million for the September quarter, before dividend payment of $64.1 million

•	Increased dividend by 5.1% to a record 31 cents per share; represents an increase of 24% from dividend level a year ago

•	Shipped 26,344 development systems in the September quarter

CHANDLER, Arizona – October 23, 2007  – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended September 30, 2007.  Net sales for the second quarter of fiscal 2008 were $258.6 million, down 2.1% sequentially from sales of $264.1 million in the immediately preceding quarter, and down 3.5% from sales of $267.9 million in the prior year’s second quarter.  The Company adopted SFAS No. 123 (revised 2004) “Share-Based Payment” at the beginning of fiscal year 2007.  As such, the Company has included additional non-GAAP information in its disclosures to assist shareholders with appropriate comparative information.  GAAP net income for the second quarter of fiscal 2008 was $60.7 million, or 27 cents per diluted share, down 24.4% from GAAP net income of $80.3 million, or 36 cents per diluted share, in the immediately preceding quarter, and down 23.7% from GAAP net income of $79.5 million, or 36 cents per diluted share, in the prior year’s second quarter.

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Non-GAAP net income for the second quarter of fiscal 2008 was $83.3 million, or 38 cents per diluted share, down 3.9% from non-GAAP net income of $86.7 million, or 39 cents per diluted share, in the immediately preceding quarter, and down 1.0% from non-GAAP net income of $84.2 million, or 38 cents per share, in the prior year’s second quarter.  Non-GAAP results exclude the loss associated with the sale of Fab 3 in Puyallup, Washington, and the effect of share-based compensation.  A reconciliation of non-GAAP and GAAP results is included in this press release.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 31 cents per share.  The quarterly dividend is payable on November 20, 2007 to stockholders of record on November 6, 2007.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

“Our fiscal second quarter results were in line with the lower guidance that we provided on October 8,” said Steve Sanghi, Microchip’s President and CEO.  “Revenues were down sequentially 2.1% at $258.6 million.  GAAP earnings per share were 27 cents.  Non-GAAP earnings per share, before share-based compensation and the sale of Fab 3, were 38 cents; one cent below our original guidance.”

“Our results in the September quarter were adversely impacted by weakness in the U.S. housing market, and weakness in other segments of our consumer-related business,” continued Mr. Sanghi.  “Geographically, our Asia region was flat quarter-to-quarter, while the Americas region was down 1% sequentially.  Both were lower than our original expectations based on the market conditions I indicated.  Europe was down 5.8% sequentially, due to the seasonal effects in that region, and were in line with our expectations for the quarter.”

Mr. Sanghi stated, “In spite of the sequential revenue decline, gross margins on a non-GAAP basis were 60.4%, at near record levels for the business.”

Mr. Sanghi continued, “Based on our revised capacity assessment of our production wafer fabs in Tempe, Arizona and Gresham, Oregon, plus our expected access to outside foundries, we have approximately $2.5 billion of available annual revenue capacity.  Our sale of Fab 3, which was completed on October 19, 2007, is expected to positively impact future gross and operating margins and increases available cash balances.  In particular, gross margins are expected to improve by approximately 60 basis points on a full quarter equivalent.  We believe that opportunities will be available to add to our wafer fab production requirements on a cost-effective basis when required by our business, to supplement our existing capacity.”

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“Revenues for 16-bit products increased over 6% sequentially in the September quarter, and the number of volume customers grew over 13% sequentially.  We believe our 16-bit design-in momentum is evident in the record development tool shipments of 13,349 in the first six months of fiscal year 2008 – almost three times the number of development tools sold in the first six months of fiscal year 2007,” said Ganesh Moorthy, Executive Vice President.

Mr. Moorthy added, “Revenue from Flash-based microcontrollers also grew by 1% sequentially in the September quarter, to a record revenue of $148 million.  The drop in revenue in microcontrollers in the September quarter was from our older, one-time programmable (OTP) products.  We have not developed any new OTP products in over five years, and all of our new investments have gone into Flash-based products.  Our OTP products were designed into many legacy end products in the U.S. housing and consumer markets, where the majority of our revenue decline occurred.”

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “Days of inventory on our balance sheet increased two days in the September quarter to 109 days.  Cash generation remained strong, achieving $119.6 million in net cash generation for the quarter ending September 30, 2007.”

Mr. Parnell continued, “We are pleased to increase our cash dividend by 5.1% sequentially to 31 cents per share.  This increase continues to indicate to investors our commitment to dividends as the principal vehicle to return cash to our shareholders.”

“During the quarter ended September 30, 2007, we used cash from treasury in the amount of $150.2 million to purchase four million shares of our stock in open market transactions.  To date, during the current quarter ending December 31, 2007, we have used cash from treasury in the amount of $28.6 million to repurchase approximately 900,000 shares of our stock in open market transactions.  We intend to continue to evaluate purchasing our stock in open market transactions opportunistically,” Mr. Parnell concluded.

Mr. Sanghi concluded, “Our book-to-bill ratio for the September quarter was 0.94.  The December quarter is seasonally challenged, due to fewer production and shipping days in the quarter.  We anticipate that customer shutdowns related to the consumer area of our business will intensify that effect.  We anticipate sequential revenue to be flat to down 6% in the December quarter.  Earnings per share on a GAAP basis are expected to be approximately 34 to 37 cents, and earnings per share on a non-GAAP basis, excluding the effects of share-based compensation and a favorable tax settlement, are expected to be approximately 35 to 38 cents per share.

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Microchip’s Recent Highlights:

•
Microchip introduced the mTouch™ solution to provide engineers with a free and easy method for adding a touch sensing user interface to embedded applications utilizing PIC® microcontrollers.  The free kit is available for download now from the Microchip Touch Sensing Design Center at www.microchip.com/mtouch and provides full access to the source code, so designers can customize the algorithms and easily integrate them into their main application.  Touch sensing is fast becoming an alternative to traditional push-button user interfaces, because it requires no mechanical movement, and enables a completely sealed and modern-looking design.

•
The first eight members of the PIC18F4XK20/2XK20 high-performance 8-bit microcontroller family were introduced taking advantage of Microchip’s latest process technology.  With the ever-increasing focus on portable applications that require reduced energy consumption and increased functionality, these devices set a new benchmark for lower power consumption, low cost and high performance operation.

•
The Company’s 16-bit Embedded Control Seminar series concluded with more than 6,000 engineers from more than 100 worldwide locations in attendance who were trained on designing with Microchip's 16-bit PIC24 microcontrollers and dsPIC® digital signal controllers.

•
Microchip shipped 26,344 new development systems in the quarter, demonstrating the continued strong acceptance of the Company’s products.  Included in the total are approximately 5,059 tools supporting the Company’s 16-bit product lines that were delivered in the September quarter.  Fiscal year 2008 development tool shipments to date are 54,638, compared to 37,646 during the same period one year ago, roughly a 45% increase.  The total cumulative number of development systems shipped now stands at 570,591.

•
Microchip extended its analog portfolio with the MCP1703 Low Dropout Regulator (LDO)—a 250 mA device with low quiescent current, high input voltage, over-voltage protection and thermal shutdown on a single chip.  The new LDO is available in a 3-pin SOT-223 and other packages, and is ideal for applications requiring long battery run-times and high tolerance for input-voltage variations, such as smoke detectors, fire alarms and thermostats.

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•
Microchip unveiled the fastest (20 MHz) 1 Megabit SPI serial EEPROM devices in the industry, along with 128 Kbit and 512 Kbit devices.  This means that Microchip now provides serial EEPROMs across the entire SPI memory-density range (1 Kbit – 1 Mbit).  These products require no external memory, nor do they require sector erases prior to writes.  This results in faster programming times, lower program voltages, fewer components and simplified system operations.

•
Taking advantage of recent trends toward online social networking, Microchip launched ICwiki (www.microchip.com/ICwiki)—a Web site that enables engineers, students and professors working with microelectronics to collaborate and share information related to semiconductor products, applications and best practices.

Third Quarter Fiscal 2008 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•	Net sales for the quarter ending December 31, 2007 are currently anticipated to flat to down 6% compared to the September 2007 quarter.

•
Gross margin for the quarter ending December 31, 2007 is anticipated to be approximately 60.1% to 60.4% on a GAAP basis, and approximately 60.7% to 61.0% on a non-GAAP basis, prior to the effect of share-based compensation.  Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•
Operating expenses for the quarter ending December 31, 2007 are expected to be approximately 28.1% to 29.6% on a GAAP basis, and approximately 25.7% to 27.0% on a non-GAAP basis, prior to the effect of share-based compensation expense.  Operating expenses fluctuate over time, primarily due to revenue and profit levels.

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•
The tax rate on a GAAP basis for the quarter ending December 31, 2007 is anticipated to be approximately 14.0% to 14.6%, including the effect of a favorable tax settlement of approximately $5.7 million.  The tax rate on a non-GAAP basis is anticipated to be 20.3% to 20.4% for the quarter ending December 31, 2007.

•
Earnings per diluted share for the quarter ending December 31, 2007 are anticipated to be approximately 34 to 37 cents on a GAAP basis, and approximately 35 to 38 cents on a non-GAAP basis, excluding the effect of share-based compensation expense and a favorable tax settlement.

•
The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.  Based on our sales guidance, on both a GAAP and non-GAAP basis, inventories at December 31, 2007 are anticipated to be 115 to 125 days.

•
Capital expenditures for the quarter ending December 31, 2007 are expected to be approximately $20 million, and capital expenditures for fiscal year 2008 are expected to total approximately $65 million.  The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

•
Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the December quarter of approximately $100 million before the dividend payment of approximately $67.0 million announced today.  The amount of expected cash generation is before the effect of any stock buy-back activity and the receipt of proceeds related to the sale of Fab 3.

•
Microchip announced on October 25, 2006 that its Board of Directors had authorized a stock buy-back of up to 10 million shares.  At September 30, 2007, approximately 7.5 million shares of this authorization remained available for purchase.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

Use of Non-GAAP Financial Measures:

SFAS 123(R) requires us to estimate the cost of certain forms of share-based compensation, including employee stock options and awards under our employee stock purchase plan (ESPP Plan), and to record a commensurate expense in our income statement.  Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of our common stock.  Our sale of Fab 3 in Puyallup, Washington is a one-time event in our business.  Accordingly, management excludes these items from its internal operating forecasts and models.

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We are using non-GAAP profit and gross margin, non-GAAP research and development expenses, non-GAAP selling, general and administration expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP diluted earnings per share, all of which excludes share-based compensation expense, the sale of Fab 3 in the second quarter of fiscal 2008, and an anticipated tax benefit in the third quarter of fiscal 2008 related to a Foreign tax settlement, to permit additional analysis of our performance.  Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods.  Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other special charges that many investors feel may obscure our true operating costs.  Management uses these non- GAAP measures to manage and assess the profitability of its business and does not consider share-based compensation expense, which is a non-cash charge, in managing its operations.  Specifically, we do not consider share-based compensation expense when developing and monitoring budgets and spending.  The economic substance behind our decision to exclude share-based compensation relates to these charges being non-cash in nature.  The exclusion of tax events and our sale of Fab 3 in our non-GAAP disclosures are based on the non-recurring nature of these events.  Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for gross margin; research and development expenses; selling, general and administrative expenses; operating income; net income and diluted earnings per share determined in accordance with GAAP.  There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance.  Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,

	2007	2006	2007	2006
Net sales	$258,647	$267,934	$522,719	$530,491
Cost of sales	103,935	105,973	209,462	210,046
Gross margin	154,712	161,961	313,257	320,445

Operating expenses:
Research and development	29,306	29,084	59,052	57,108
Selling, general and administrative	42,969	41,518	86,749	82,297
Special charge – sale of Fab 3	26,763	0	26,763	0
	99,038	70,602	172,564	139,405

Operating margin	55,674	91,359	140,693	181,040
Other income, net	14,470	13,230	30,194	24,844
Income before income taxes	70,144	104,589	170,887	205,884
Income taxes	9,465	25,101	29,915	49,412

Net income	$60,679	$79,488	$140,972	$156,472

Basic net income per share	$0.28	$0.37	$0.65	$0.73
Diluted net income per share	$0.27	$0.36	$0.63	$0.71

Basic shares used in calculation	216,797	215,025	217,432	214,362
Diluted shares used in calculation	222,004	220,128	222,806	220,869

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	September 30, 2007	March 31, 2007
	(Unaudited)
Cash and short-term investments	$833,306	$750,477
Accounts receivable, net	125,912	124,559
Inventories	124,587	121,024
Other current assets	158,706	88,677
Total current assets	1,242,511	1,084,737

Property, plant & equipment, net	536,316	605,722
Long-term investments	415,543	527,910
Other assets	54,309	51,172

Total assets	$2,248,679	$2,269,541

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$92,478	$164,557
Deferred income on shipments to distributors	93,383	91,363
Total current liabilities	185,861	255,920

Long-term income tax payable	106,031	0
Deferred tax liability	13,830	8,327
Other long-term liabilities	984	926

Stockholders' equity	1,941,973	2,004,368

Total liabilities and stockholders' equity	$2,248,679	$2,269,541

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)
(in thousands except per share amounts and percentages)

RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Gross margin, as reported	$154,712	$161,961	$313,257	$320,445
Share-based compensation expense	1,493	-	3,083	-
Non-GAAP gross margin	$156,205	$161,961	$316,340	$320,445
Non-GAAP gross margin percentage	60.4%	60.4%	60.5%	60.4%

RECONCILIATION OF RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP
RESEARCH AND DEVELOPMENT EXPENSES
	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Research and development expenses, as reported	$29,306	$29,084	$59,052	$57,108
Share-based compensation expense	(2,509)	(2,522)	(5,095)	(4,813)
Non-GAAP research and development expenses	$26,797	$26,562	$53,957	$52,295
Non-GAAP research and development expenses as a percentage of revenue	10.4%	9.9%	10.3%	9.9%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Selling, general and administrative expenses, as reported	$42,969	$41,518	$86,749	$82,297
Share-based compensation expense	(3,769)	(3,646)	(7,626)	(7,160)
Non-GAAP selling, general and administrative expenses	$39,200	$37,872	$79,123	$75,137
Non-GAAP selling, general and administrative expenses as a percentage of revenue	15.2%	14.1%	15.1%	14.2%

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RECONCILIATION OF OPERATING MARGIN TO NON-GAAP OPERATING MARGIN
	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Operating margin, as reported	$55,674	$91,359	$140,693	$181,040
Adjustment to reconcile operating margin to non-GAAP operating margin
Share-based compensation expense	7,771	6,168	15,804	11,973
Special charge – sale of Fab 3	26,763	-	26,763	-
Non-GAAP operating margin	$90,208	$97,527	$183,260	$193,013
Non-GAAP operating margin as a percentage of revenue	34.9%	36.4%	35.1%	36.4%

RECONCILIATION OF NET INCOME AND DILUTED NET INCOME PER SHARE TO NON-GAAP
NET INCOME AND NON-GAAP DILUTED NET INCOME PER SHARE
	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Net income, as reported	$60,679	$79,488	$140,972	$156,472
Adjustments to reconcile net income to non-GAAP net income
Share-based compensation expense, net of tax effect	6,185	4,688	12,587	9,100
Special charge – sale of Fab 3, net of tax effect	16,459	-	16,459	-
Non-GAAP net income	$83,323	$84,176	$170,018	$165,572
Non-GAAP net income as a percentage of revenue	32.2%	31.4%	32.5%	31.2%

Diluted net income per share, as reported	$0.27	$0.36	$0.63	$0.71
Adjustments to reconcile net income to non-GAAP net income
Share-based compensation expense, net of tax effect	0.04	-	0.07	-
Special charge – sale of Fab 3, net of tax effect	0.07	0.02	0.07	0.05
Non-GAAP diluted net income per share	$0.38	$0.38	$0.77	$0.76

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Conference Call and Updates:

Microchip will host a conference call today October 23, 2007 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until October 30, 2007.

A telephonic replay of the conference call will be available at approximately 7:00 p.m. (Eastern Time) October 23, 2007 and will remain available until 5:00 p.m. (Eastern Time) on October 30, 2007.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 4174515.

Cautionary Statement:

The statements in this release relating to our expected access to outside foundries, $2.5 billion of available revenue capacity, the sale of Fab 3 positively impacting gross and operating margins, gross margin improvement, our belief that cost effective opportunities will be available to supplement capacity when required by our business, our 16-bit design-in momentum, our commitment to dividends as the principal vehicle to return cash to shareholders, repurchasing Microchip stock opportunistically, the December quarter being seasonally challenged, customer shutdowns related to the consumer area of our business, sequential revenue to be flat to down 6% in the December quarter, GAAP EPS of 34 to 37 cents per diluted share and non-GAAP EPS of 35 to 38 cents per diluted share for the December quarter, continued strong acceptance of our products, and the statements containing our GAAP and non-GAAP guidance (as applicable) for the quarter ending December 31, 2007 with respect to net sales, gross margin, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending December 31, 2007 and for fiscal 2008, and net cash generation are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

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For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this October 23, 2007 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC and dsPIC are registered trademarks of Microchip Technology Inc. in the USA and other countries.   mTouch is a trademark of Microchip Technology Inc.  All other trademarks mentioned herein are the property of their respective companies.

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